UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant ☐
Filed by a Party other than the Registrant ☒

Check the appropriate box:
☐     Preliminary Proxy Statement.
☐     Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2)).
☐     Definitive Proxy Statement.
☒     Definitive Additional Materials.
☐     Soliciting Material Pursuant to Rule 14a-12.

ONEOK PARTNERS, L.P.
(Name of Registrant as Specified In Its Partnership Agreement)

ONEOK PARTNERS GP, L.L.C.
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1)            Titles of each class of securities to which transaction applies: __________________.

2)            Aggregate number of securities to which transaction applies: __________________.

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

______________________.

4)           Proposed maximum aggregate value of transaction: $______________________.

5)          Total fee paid: $____________________.
☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)     Amount Previously Paid:
_____________________________________________________

2)     Form, Schedule or Registration Statement No.:
_____________________________________________________

3)     Filing Party:
_____________________________________________________

4)     Date Filed:
_____________________________________________________

YOUR VOTE IS IMPORTANT
PLEASE VOTE YOUR PROXY TODAY

February 20, 2007

Dear Common Unitholder:

We have previously mailed to you proxy materials in connection with the Special Meeting of Common Unitholders of ONEOK Partners, L.P. (“ONEOK Partners”, or the “Partnership”) to be held on March 29, 2007. Your vote is requested for this important meeting.

At the Special Meeting, Common Unitholders are being asked to consider and vote on two important proposals. First, Common Unitholders are being asked to approve the conversion of all outstanding Class B Units into the same number of Common Units of ONEOK Partners and the issuance of additional Common Units in such amount upon such conversion. This proposal is referred to as the Conversion Proposal.

Second, Common Unitholders are being asked to approve an amendment to the existing Partnership Agreement to permit the General Partner and its affiliates to vote the limited partnership interests held by them in connection with any future proposal to remove the General Partner and to provide for the payment of fair market value to the General Partner for the General Partner interest of the General Partner in all cases where the General Partner is removed. This proposal is referred to as the Amendment Proposal.

The vote of every Common Unitholder is important. Failure to approve the Conversion Proposal and the Amendment Proposal will result in increased distributions, effective as of April 7, 2007, to the holders of Class B Units equal to 110% of the distributions due to Common Unitholders (and in certain circumstances, 123.5% of distributions), reducing the amount of funds available for distribution to holders of Common Units. If the Conversion Proposal and the Amendment Proposal are approved prior to April 7, 2007, there will be no adverse economic impact on the Common Unitholders.

For the reasons set forth in the proxy statement, dated February 1, 2007 (the “Proxy Statement”), the Board of Directors of the General Partner recommends that you vote FOR the Conversion Proposal, FOR the Amendment Proposal and FOR the proposal to adjourn the meeting, if necessary, to solicit additional proxies. Please act today to vote your Common Units. The Amendment Proposal requires the affirmative vote of at least two-thirds of the outstanding Common Units, excluding the Common Units and Class B Units held by ONEOK, Inc. and its affiliates. Accordingly, the vote of every Common Unitholder is important. If a Common Unitholder does not vote, it has the same effect as voting against the Amendment Proposal.

The proposals to be considered at the special meeting are submitted as a result of a series of transactions referred to in the Proxy Statement as the “Business Combination”, which was completed in April, 2006. As more fully described in the Proxy Statement, it was determined that the Conversion Proposal and the Amendment Proposal, an integral part of the Business Combination, would be put before Common Unitholders for approval within a 12-month period following consummation of the Business Combination. This structure enabled prompt closing of the Business Combination in April, 2006. This structure also enabled Common Unitholders to avoid entirely the consequences of increased distribution rights associated with the Class B Units, if they approve the proposals prior to April 7, 2007.

The timely completion of the Business Combination in 2006 (without the delay at the time of seeking approval of the Conversion Proposal and the Amendment Proposal) has benefited Common Unitholders. Since the date of the Business Combination, ONEOK Partners has increased its quarterly distribution four times, from $0.80 to $0.98 per unit, a 23% aggregate increase in the quarterly distribution over that period.

Now we need your vote. Please submit your vote in this important matter regarding your investment - by voting by telephone, via the Internet, or by signing, dating and returning the enclosed proxy or voting instruction form in the postage-paid return envelope provided. See your proxy card for further instructions on telephone and internet voting.

Thank you for your cooperation and continued support.

Sincerely,

/s/ John W. Gibson
John W. Gibson

President and Chief Executive Officer

ONEOK Partners GP, L.L.C.
PLEASE ACT TODAY

YOUR VOTE IS IMPORTANT

Please help the Partnership save additional solicitation costs by signing, dating and mailing your proxy or voting instruction form today. Remember, a failure to vote is equivalent to a vote against the Amendment Proposal. Internet and telephone voting are also available. Please refer to your proxy or voting instruction form for instructions. Street name unitholders: Your bank or broker cannot vote your Common Units on the proposals unless it receives your specific instructions. Please return your vote immediately. If you have any questions or need assistance voting your units, please call D. F. King & Co., Inc., who is assisting ONEOK Partners, toll-free at 1-800-549-6746.